News Release

FOR IMMEDIATE RELEASE
Contact: Ronald Trahan, APR, Ronald Trahan Associates Inc., 781-762-9782, x18

Grant Life Sciences Elects New Board Member:
Carmen Medina

Former FDA “Field Investigator” is an international consulting authority to FDA-regulated industries, with special emphasis on Regulatory Strategizing

RALIEGH, N.C., Feb. 24, 2005—Grant Life Sciences Inc. (OTC Bulletin Board: GLIF) announced today the election of a new director: Carmen Medina, effective immediately. Ms. Medina is Founder and President of Precision Consultants Inc., headquartered in Coronado, Calif. She is a leading international consulting authority to FDA-regulated industries.

Prior to founding Precision Consultants in January 1992, Ms. Medina served as Director of Regulatory Affairs & Product Development for Ivax Corporation (January 1992—December 1992). Prior to Ivax, she served as an FDA Field Investigator and Commissioned Officer in the United States Public Health Service from1986–January 1992. At the FDA, she independently carried out assignments that covered the full range of industries under FDA’s jurisdiction; conducted undercover investigations and complex inspections of drug, medical device, food and cosmetic manufacturing companies; insured conformance with FDA regulations and good manufacturing practices; prepared concise, factual reports of investigative findings; provided basic training to lower-grade inspectors and support personnel; testified in court on matters related to adverse investigational findings; participated in joint investigations with other law enforcement and accreditation agencies. Ms. Medina served under Drs. Koop and Novello.

“Carmen Medina is a magnificent addition to the board of directors of Grant Life Sciences,” said Stan Yakatan, president and CEO. “She has presented lectures at many national and international conferences and is the author of numerous publications on validation, regulatory standards, and compliance issues—including a recently published textbook. We expect Carmen to provide considerable guidance to us as we move toward filing a 510(K) application in the U.S. for our ELISA-based cervical cancer blood test. Over the longer-term, Carmen’s extraordinary expertise will no doubt prove invaluable as we begin developing a point-of-care cervical cancer blood test.”

Ms. Medina earned a master’s degree in public health at Columbia University’s School of Public Health in 1987, and matriculated at Columbia University School of Physicians & Surgeons in 1988 . She earned a bachelor of science degree (cum laude) at City College of New York in 1978. She is multi-lingual (English, Spanish, French and Portuguese).

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Ms. Medina’s publications include:

“The Compliance Handbook for Pharmaceuticals, Medical Devices and Biologics” published by Marcel Dekker; 745 pages;

“Forward-Thinking Quality Systems for the Millennium, Journal of GXP Compliance,” January 2003, Vol. 7, No. 2;

“Preventing Regulatory Crisis in an FDA-Regulated Environment: A Three-Part Series” May 24 2001; Journal of GXP Compliance;

“The Definitive Compliance Guide for Pharmaceuticals – Devices — Biologics” Textbook and working manual, Marcel Dekker Publication, 2003;

“In-House Development and Validation of Analytical Methods Standards for Biologics:Technical and Regulatory Concerns,” BioPharm, August 1997, Vol. 10, No. 8;

“CGMPs Quiz,” Pharmaceutical & Cosmetic Quality, August 1997;

“The Psychology of Validation,” Journal of Validation Technologies, November 1995, Vol. 2, No. 1.

About Grant Life Sciences Inc.
Grant Life Sciences Inc. develops products to improve the efficiency of detecting and diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of–care test. The diagnostic assay being developed by the Company has initial clinical validation indicating superior sensitivity and specificity in detecting cervical cancer and its precursors, a disease that kills in excess of 300,000 women annually. Currently there are more than 120 million cervical screening tests administered annually in the U.S. and Europe. More than 120 million eligible women 20+ years old in developed nations still do not get Pap smears, and globally more than 1.7 billion over the age of 20 have never been checked due to cultural, religious or economic reasons. Further information is available at: www.grantlifesciences.com.

Forward-Looking Safe Harbor Statement:
This press release contains certain forward-looking statements regarding the Company’s emerging HPV detection and diagnostic technologies; the scope of said patent protection as a result thereof, including statements concerning the impact of the official communication received from the Patent Examiner in the U.S. Patent and Trademark Office, acting as the International Preliminary Examining Authority on behalf of the World Intellectual Property Organization; and the outcome as to the ultimate patentability of its exclusively licensed technologies. At the present time, Grant Life Sciences has an exclusive license to one U.S. patent for this technology, and there is no guarantee that others patents, both domestic and foreign, will in fact issue. Grant Life Sciences believes in a favorable outcome of the present pending international patent application in view of this official communication. These statements are subject to risks and uncertainties associated with continued patent prosecution, including the risk that subsequent patent-issuance may not be successful, as well as other risks which have been detailed from time to time in the Company’s SEC filings, including its 2003 Annual Report on Form 10-KSB filed April 13, 2004, and its 2004 Quarterly Reports on Form 10-QSB filed on May 12, 2004, August 16, 2004, and November 19, 2004.

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